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MY SIZE, INC.

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My Size Announces Adjournment of Annual Meeting of Stockholders Until 9:00 a.m. (local time) on June 7, 2018

LOS ANGELES, June 5, 2018 /PRNewswire/ -- My Size, Inc. (the “Company” or “My Size”) (MYSZ), the developer and creator of smartphone measurement applications, today announced that its Annual Meeting of Stockholders schedule for and convened on June 4, 2018 (the “Annual Meeting”) was adjourned until 9:00 a.m. (local time) on Thursday June 7, 2018 at the Offices of Barnea Jaffa Lande & Co Law Offices, 58 HaRakevet St., Tel Aviv6777016, Israel to allow additional time to solicit proxies and obtain a quorum for the meeting. No business other than the adjournment was conducted on June 4, 2018.

During the adjournment period, the Company will continue to solicit proxies from its stockholders with respect to the proposals to be voted upon at the Annual Meeting.

Only stockholders of record on the record date of April 9, 2018 are entitled to and are being requested to vote. If a stockholder has previously submitted its proxy card and does not wish to change its vote, no further action is required by such stockholder.

No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company’s proxy statement, including amendments or supplements thereto, and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov.

The Company encourages all stockholders that have not yet voted to vote their shares by 11:59 p.m. (Eastern time) on June 6, 2018.

About My Size, Inc.

My Size, Inc. (MYSZ) has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications including the apparel, e-commerce, DIY, shipping and parcel delivery industries.  This proprietary technology is driven by several algorithms which are able to calculate and record measurements in a variety of novel ways. To learn more about My Size, please visit our website. http://www.mysizeid.com.

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Contact:

Eran Yoels
Rimon, Cohen and Co.
Eran@rcspr.co.il